090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20090885757-81
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/28/2009 8:04 AM
	Entity Number E0298782009-3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

RIVERDALE CAPITAL LTD.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE 3. is amended as follows:

Number of shares corporation is authorized to issue is 3,200,000,000 at $0.001 par value.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 73%

4. Effective date of filing: (optional) 12/28/09

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

150301

Filed in the office of	Document Number
	20090885758-92
Ross Miller	Filing Date and Time
Secretary of State	12/28/2009 8:04 AM
State of Nevada	Entity Number E0298782009-3

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

RIVERDALE CAPITAL LTD.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Preferred Class of Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Preferred Class of Stock of this corporation is hereby newly designated as follows:

Preferred Class, Series A, 100,000,000 shares at $0.001 par value per share
Preferred Class, Series B, 100,000,000 shares at $0.001 par value per share

with the rights, privileges, obligations, issuance and conversion rules and other rules of such Series as designated in the attached Certificate of Designations, Preferred Stock Class: Series A, Series B.

5. Effective date of filing: (optional) 12/28/09

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

STATE OF NEVADA

RIVERDALE CAPITAL LTD.

CERTIFICATE OF DESIGNATIONS
Preferred Stock Class:
Series A
Series B

The corporation, organized and existing under, and by virtue of Nevada Revised Statutes 78.1955, does hereby certify:

FIRST: That at a meeting of the Board of Directors of Riverdale Capital Ltd.:

RESOLVED, that a Certificate of Designations for both Series of the Preferred Stock Class is adopted as follows:

CERTIFICATE OF RE-DESIGNATION, SERIES A PREFERRED STOCK

1.1 RE-DESIGNATION. The class of stock of this corporation heretofore named "Preferred Stock" shall be re-named and designated "Series A Preferred Stock". It shall have 100,000,000 shares authorized at $0.001 par value per share.

1.2 CONVERSION RIGHTS INTO COMMON STOCK.

a. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of conversion, plus ii) the total number of shares of Series B and Series C Preferred Stocks which are issued and outstanding at the time of conversion.

b. Each individual share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of conversion + all shares of Series B and Series C Preferred Stocks issued and outstanding at time of conversion}]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of conversion]

1.3 ISSUANCE OF SERIES A PREFERRED STOCK. Shares of Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by Management, employees or consultants, or as directed by a majority vote of the Board of Directors. The number of Shares of Preferred Stock to be issued to each qualified person (member of Management, employee or consultant) holding a Note shall be determined by the following formula:

For retirement of debt:

$$\sum_{i=1}^{n} x_i \quad = \quad \text{number of shares of Series A Preferred Stock to be issued}$$

where $X_1 + X_2 + X_3 \ldots + \ldots X_n$ represent the discrete notes and other obligations owed the lender (holder), which are being retired. (I.e. each dollar represents one preferred share.)

1.4 VOTING RIGHTS.

a. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series B and Series C Preferred Stocks which are issued and outstanding at the time of voting.

b. Each individual share of Series A Preferred Stock shall have the voting rights equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of voting + all shares of Series B and Series C Preferred Stocks issued and outstanding at time of voting}]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]

CERTIFICATE OF DESIGNATIONS, PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES B PREFERRED STOCK

2.1. DESIGNATION AND NUMBER OF SHARES. 100,000,000 shares of Series B Preferred Stock, par value $0.001 per share (the "Preferred Stock"), are authorized pursuant to Article 3 of the Corporation's Amended Articles of Incorporation (the "Series B Preferred Stock" or "Series B Preferred Shares").

2.2. DIVIDENDS. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

2.3. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share or, in the event of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess of $100,000, $0.997 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Common Stock.

2.4. CONVERSION AND ANTI-DILUTION.

(a) Each share of Series B Preferred Stock shall be convertible, at any time, and/or from time to time, into the number of shares of the Corporation's common stock, par value $0.001 per share (the "Common Stock") equal to the price of the Series B Preferred Stock as stated in 2.6 of the Certificate of Designations, divided by the par value of the Common Stock, subject to adjustment as may be determined by the Board of Directors from time to time (the "Conversion Rate"). For example, assuming a $2 price per share of Series B Preferred Stock, and a par value of $0.001 per share for Common Stock, each share of Series B Preferred Stock would be convertible into 2,000 shares of Common Stock. Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder's intention to convert the shares of Series B Stock, together with the holder's stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available,

in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and nonassessable. Effective as of the Conversion Date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series B submitting such conversion notice.

(d) Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 2.4(a) prior to the reverse split. The conversion rate of shares of Series B Preferred Stock, however, would increase proprtionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

2.5 VOTING RIGHTS. Each share of Series B Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Company.

2.6 PRICE.
(a) The initial price of each share of Series B Preferred Stock shall be $2.00.

(b) The price of each share of Series B Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

2.7 LOCK-UP RESTRICTIONS ON CONVERSION. Shares of Series B Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after purchase, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or b) twelve (12) months if the Company does not file such public reports.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of December, 2009.

By: Phillip Kueber, President